News Release Contact: Michael Stivala Controller & Chief Accounting Officer P.O. Box 206, Whippany, NJ 07981-0206 Phone: 973-503-9252

FOR IMMEDIATE RELEASE

Suburban Propane Partners, L.P. to Sell Tirzah

Storage Facility to Plains LPG Services

Whippany, New Jersey, September 19, 2007 — Suburban Propane Partners, L.P. (the “Partnership”) (NYSE: SPH), a nationwide marketer of propane gas, fuel oil and related products and services, announced today that its operating subsidiary, Suburban Propane, L.P. (the “Operating Partnership”), has signed a definitive agreement to sell its Tirzah, South Carolina underground granite propane storage cavern, and associated 62-mile pipeline, to Plains LPG Services, L.P. (“Plains”) for approximately $55 million in cash, subject to adjustments. The 57.5 million gallon underground storage cavern is connected to the Dixie Pipeline and provides propane storage for the eastern United States. As part of the agreement, the Operating Partnership entered into a long-term storage arrangement with Plains that will enable the Operating Partnership to continue to meet the needs of its retail operations, consistent with past practices. The proceeds from the sale will be used for general corporate purposes. The transaction is expected to close within the next 30 days, subject to satisfaction of certain closing conditions.

In announcing the sale, President Michael J. Dunn, Jr. said, “The transaction further strengthens the Partnership’s already strong balance sheet and is expected to be accretive to cash flow. The sale supports the Partnership’s strategy of repositioning assets in markets that provide the best return on investment. We are proud of our Tirzah facility and we recognize the value enhancement potential as a result of Plains’ ability to explore additional business opportunities.”

Suburban Propane Partners, L.P. is a publicly traded Master Limited Partnership listed on the New York Stock Exchange. Headquartered in Whippany, New Jersey, Suburban has been in the customer service business since 1928. The Partnership serves the energy needs of approximately 1,000,000 residential, commercial, industrial and agricultural customers through more than 300 locations in 30 states.

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